Prospectus Supplement No. 6                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated April 27, 1998                    Registration No. 333-50157




                                ALKERMES, INC.

      2,300,000 SHARES OF $3.25 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
           $115,000,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                       3,881,940 SHARES OF COMMON STOCK


      This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated April 27, 1998 (the "Prospectus") relating to the potential resale from time to time of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), 6 1/2% Convertible Subordinated Debentures (if issued) (the "Debentures") and Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or Debentures (if issued). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

      The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned and may be sold by each Selling Shareholder, and number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:



                       NUMBER OF
                       SHARES OF                       PRINCIPAL
                       PREFERRED                       AMOUNT OF
                         STOCK                        DEBENTURES     NUMBER OF
                      BENEFICIALLY     PERCENT OF    BENEFICIALLY    CONVERSION
                       OWNED AND      OUTSTANDING      OWNED AND      SHARES
                        THAT MAY       PREFERRED       THAT MAY      THAT MAY
NAME(1)                 BE SOLD          STOCK         BE SOLD       BE SOLD(2)
------                ------------    -----------    ------------    ----------
Highbridge Capital
Corporation(3)          45,000           1.96%        $2,250,000       75,951


(1) The information set forth herein is as of July 9, 1998 and will be updated as required.
(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.
(3) Highbridge Capital Managements, LLC, a registered investment adviser, has sole voting and investment power over these shares.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 14, 1998